EXHIBIT 4.4

EXECUTION VERSION

ROXIO, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of this 17th day of June, 2004, by and between ROXIO, INC., a Delaware corporation (the “Company”) and BEST BUY ENTERPRISE SERVICES, INC., a Minnesota corporation (together with its permitted assigns, the “Purchaser”).

WHEREAS, the Company and the Purchaser are parties to that certain Strategic Marketing Agreement, dated as of the date hereof (the “Strategic Marketing Agreement”), pursuant to which, among other things, the Purchaser will provide Strategic Advice (as defined in the Strategic Marketing Agreement) to the Company;

WHEREAS, in order to provide consideration for the Purchaser’s obligations under the Strategic Marketing Agreement, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, effective as of the date hereof, shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”);

WHEREAS, subject to the terms and conditions set forth herein, the Purchaser desires to purchase from the Company and the Company desires to sell to the Purchaser the Shares in three (3) separate tranches as follows: (i) the first tranche to close as of the date hereof (the “Initial Closing”), (ii) the second tranche to close as soon as reasonably practicable, but in no event later than two (2) business days, after the thirteen (13) month anniversary of the date of this Agreement (the “Second Closing”), and (iii) the third tranche to close as soon as reasonably practicable, but in no event later than two (2) business days, after the eighteen (18) month anniversary of the date of this Agreement (the “Third Closing”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Company and the Purchaser desire to execute a Registration Rights Agreement (the “Registration Rights Agreement”), which is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1

Purchase and Sale of Common Stock

1.1 Sale and Issuance of Shares.

(a) First Tranche. Upon the terms and subject to the conditions set forth in this Agreement, Company shall sell to Purchaser and Purchaser shall buy from Company the number of Shares equal to $5,000,000 divided by the average closing selling price per share as reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal for the ten trading days prior to the date hereof (“Fair Market Value”) (i.e., one million ninety-nine thousand six hundred twenty-six (1,099,626) shares) on the date of this Agreement (the “Initial Closing”) at a cash purchase price of $0.001 per share (the “Purchase Price”).

(b) Second Tranche. Upon the terms and subject to the conditions set forth in this Agreement, Company shall sell to Purchaser and Purchaser shall buy from Company the number of Shares equal to

$2,500,000 divided by the average closing selling price per share as reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal for the ten trading days prior to the date of the Second Closing (“Fair Market Value”) at the Purchase Price on the Second Closing, provided, however, if the Strategic Marketing Agreement is terminated by Purchaser pursuant to Section 6.3.1 thereof, the number of shares shall be calculated using $416,666 instead of $2,500,000.

(c) Third Tranche. Upon the terms and subject to the conditions set forth in this Agreement, Company shall sell to Purchaser and Purchaser shall buy from Company the number of Shares equal to $2,500,000 divided by the average closing selling price per share as reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal for the ten trading days prior to the date of the Third Closing (“Fair Market Value”) at the Purchase Price on the Third Closing.

(d) Share Limit. The total number of Shares that may be purchased pursuant to this Agreement shall not exceed, in the aggregate, 5,025,000 shares of Common Stock of the Company (as adjusted for stock splits, stock dividends, combinations or similar events with respect to such shares).

1.2 Adjustments Upon Certain Events.

The Purchase Price and the number of Shares purchasable at each of the Second and Third Closings shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 1.2.

(a) If the Company shall at any time during the ten trading day period used to calculate the number of Shares the Purchaser may purchase at each of the Second and Third Closing subdivide its Common Stock, by stock split or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable at such Closing shall, if necessary, be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Purchase Price as provided herein, but the aggregate purchase price payable for the total number of Shares purchasable pursuant to this Agreement (as adjusted) shall remain the same. Any adjustment under this Section 1.2(a) shall become effective at the close of business on the date of the subdivision or combination becomes effective or as of the record date of such dividend, or in the event that no record date is fixed, upon making of such dividend. Promptly after any adjustment to the number or class of Shares purchasable at one or both of the Second and Third Closings, the Company shall give written notice thereof to the Purchaser no more than ten (10) business days after such adjustment, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) In case of (i) any reclassification, reorganization, or change or conversion in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 1.2(a) above), including as a result of any merger or consolidation with or into another corporation or other entity in which the Company is not the surviving entity or in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction, or (ii) any dividend or distribution of Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 1.2(a) above), or other securities which are at any time directly or indirectly convertible into or exchangeable for any other securities of the Company or another issuer, cash, evidence of indebtedness of the Company or another issuer or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, then, as a condition of such reclassification, reorganization, consolidation with or into another person, change, dividend or distribution, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Purchaser, so that the Purchaser shall have the right to receive, subject to the other terms and conditions of this Agreement, at each of the Second and Third Closing, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, consolidation with or into another person, change, dividend or distribution by a holder of the same number of shares of Common Stock as would have been receivable by the Purchaser immediately prior to such reclassification, reorganization, consolidation with or into another person, change, dividend or distribution if such had occurred prior to such Second or Third Closing. In any such case appropriate provisions shall be made with respect to the rights and interest of the Purchaser so that the provisions hereof shall thereafter be applicable with respect to any Shares or other securities and property deliverable at the Second or Third Closing, and appropriate adjustments shall be made to the Purchase Price as provided herein; provided further the aggregate purchase price shall remain the same. The Company shall provide the Purchaser with written notice at least ten (10) business days prior to the effective date of any such reclassification, reorganization, consolidation with or into another person, change, dividend or distribution.

1.3 Termination upon Certain Events.

Notwithstanding anything else contained herein to the contrary, this Agreement shall terminate immediately upon the earlier of: (i) the liquidation or dissolution of the Company, (ii) the date upon which all obligations with respect to the Third Closing have been satisfied, and (iii) the termination of the Strategic Marketing Agreement (or if such agreement is terminated pursuant to Section 6.3.1 thereof, the date upon which all obligations with respect to the Second Closing have been satisfied).

SECTION 2

Closing Dates; Delivery

2.1 Closing.

The purchase, sale and issuance of the Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to such Closing specified in Section 5 and 6 hereof, the Initial Closing shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, at 10:00 a.m. local time. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to such Closing specified in Section 5 and 6 hereof, the Second Closing shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, as soon as reasonably practicable after the thirteen (13) month anniversary of this Agreement. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to such Closing specified in Section 5 and 6 hereof, the Third Closing shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, as soon as reasonably practicable after the eighteen (18) month anniversary of this Agreement. The Second Closing and the Third Closing shall be referred to herein as “Subsequent Closings.”

2.2 Delivery.

At each Closing, the Company will deliver to Purchaser a certificate registered in the Purchaser’s name representing the number of Shares that the Purchaser is purchasing in such Closing against payment of the Purchase Price, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, (c) cancellation of indebtedness or (d) any combination of the foregoing.

SECTION 3

Representations and Warranties of the Company

By execution of this Agreement, the Company makes the representations set forth below to the Purchaser (all such representations being made as of the date of each Closing):

3.1 Shares Fully Paid.

The Shares which may be issued will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free of all taxes, liens and changes with respect to the issue thereof. The Company will have authorized and reserved, for issuance pursuant to this Agreement, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the purchase of Shares pursuant to this Agreement.

3.2 Conflicts.

The execution, delivery and performance of this Agreement, and the issuance of the Shares will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s Certificate of Incorporation or Bylaws, each as amended to date, or, any of its material agreements.

3.3 Offering.

Subject to the accuracy of the Purchaser’s representations and warranties in Section 4, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) and from the qualification requirements of the California Corporate Securities Law of 1968, as amended, and any requirement under any applicable state’s securities laws.

SECTION 4

Representations and Warranties of the Purchaser

By execution of this Agreement, the Purchaser makes the representations set forth below to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in part, on such representations (all such representations being made as of the date of each Closing with respect to the share purchase thereof):

4.1 No Intent to Sell.

The Purchaser represents that it is acquiring the Shares solely for its own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution of all or any portion of the Shares within the meaning of the Securities Act, or applicable state securities laws.

4.2 Accredited Investor.

The Purchaser represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

4.3 No Reliance on Company.

In evaluating the merits and risks of an investment in the Shares, the Purchaser represents that it has and will rely upon the advice of its own legal counsel, tax advisors, and/or investment advisors. Accordingly, the

Purchaser hereby represents and warrants that it has reviewed the legal, accounting, tax and other economic aspects of the Purchaser’s investment with the Purchaser’s own advisors and is not relying on the Company for any legal, tax, accounting or other advice involved in the Purchaser’s investment in the Company.

4.4 Relationship to and Knowledge About Company.

The Purchaser represents that it is knowledgeable about the Company and has a business relationship with the Company. As a result of such relationship, it is familiar with, among other characteristics, the Company’s business and financial circumstances. The Purchaser has received all information it considers necessary or appropriate for deciding whether to purchase the Shares hereunder, including without limitation, a copy of the Company’s Form 10, as amended, filed with the Securities and Exchange Commission. The Purchaser represents that it has formed its own conclusions regarding the condition of the Company in response to the parties’ express intention and agreement that the sale hereunder will be without representation and warranty of any kind (express or implied) regarding the Company, the Shares except as set forth herein. The Purchaser will rely solely on its own business judgment and investigations with respect to the Company, the Shares.

4.5 Restrictions on Shares.

The Purchaser represents that it understands that the Shares are and will be characterized as “restricted securities” under the federal securities laws since the Shares are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser represents that it will not make any disposition of all or any portion of the Shares, except in compliance with all applicable federal and state securities laws and unless and until: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) such disposition is made in accordance with Rule 144 under the Securities Act; or (c) the Purchaser notifies the Company of the proposed disposition and furnishes the Company with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, the Purchaser furnishes the Company with an opinion of counsel reasonably acceptable to the Company’s counsel, that such disposition will not require registration under the Securities Act and will be in compliance with all applicable state securities laws. The Purchaser represents that it is familiar with Rule 144 under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act and applicable state securities laws. Except as provided in the Registration Rights Agreement, the Company has no obligation to register the Shares or file any registration statement under either federal or state securities laws,

4.6 No General Solicitation.

The Purchaser represents that it was not presented with or solicited by any promotional meeting or material relating to the Shares.

4.7 Conflicts.

The execution, delivery and performance of this Agreement will not result in any material violation of, or materially conflict with, or constitute a material default under, the Purchaser’s Certificate of Incorporation or Bylaws, each as amended to date, or, any of its material agreements.

4.8 Purchaser Counsel.

The Purchaser acknowledges that it has had the opportunity to review this Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by this Agreement with its own legal counsel. Purchaser is relying solely on such counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

4.9 Tax Advisors.

The Purchaser has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Subject to Section 7.12, the Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.10 Legends.

The Purchaser represents that it understands and acknowledges that any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE REASONABLE OPINION OF COUNSEL TO THE CORPORATION, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

SECTION 5

Conditions to Purchaser’s Obligations to Close

The Purchaser’s obligation to purchase the Shares at each Closing is subject to the satisfaction of each of the following conditions, unless waived by the Purchaser in such Closing:

5.1 Representations and Warranties.

The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects as of such Closing.

5.2 Covenants.

All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing shall have been performed or complied with in all material respects.

SECTION 6

Conditions to Company’s Obligation to Close

The Company’s obligation to sell and issue the Shares at each Closing is subject to the satisfaction of each of the following conditions, unless waived by the Company in such Closing:

6.1 Representations and Warranties.

The representations and warranties made by the Purchaser in Section 4 shall be true and correct in all material respects as of such Closing.

6.2 Covenants.

All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to such Closing shall have been performed or complied with in all material respects.

6.3 Strategic Marketing Agreement.

The Strategic Marketing Agreement shall not have been terminated and shall continue to be in full force and effect, provided that, this condition shall not apply for the Second Closing in the event that the Strategic Marketing Agreement is terminated pursuant to Section 6.3.1 thereof.

SECTION 7

Miscellaneous

7.1 Notices.

All notices, demands and other communications provided for or permitted under this Agreement shall be made in writing and will either be (i) personally delivered, (ii) sent by postage prepaid certified mail, return receipt requested, (iii) delivered by courier service, (iv) transmitted by facsimile with confirmation of receipt by telephone, or (v) transmitted by e-mail with confirmation of receipt by telephone, and will be deemed to have been given when received, to:

If to the Company, to:

Roxio, Inc.

455 El Camino Real

Santa Clara, CA 95050

Attention: General Counsel

Facsimile: 408-367-2913

e-mail: growney@roxio.com

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Karen Dreyfus, Esq.

Facsimile: 650-473-2601

e-mail: kdreyfus@omm.com

If to the Purchaser, to:

Best Buy Enterprise Services, Inc.

7601 Penn Avenue South

Richfield, MN 55423

Attention: Treasurer

Facsimile: 952-430-9981

e-mail: ryan.robinson@bestbuy.com

with a copy to:

Best Buy - Legal Department

7601 Penn Avenue South

Richfield, MN 55423

Attention: General Counsel

Facsimile: 612-292-2323

e-mail: joe.joyce@bestbuy.com

or to such other person or at such other address as either party shall hereafter designate.

7.2 Further Assurances.

Each of the parties hereto shall use its reasonable and diligent best efforts to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

7.3 Modifications, Amendments and Waivers.

This Agreement may not be amended, modified or altered except by a written instrument executed by both parties hereto in the same manner in which this Agreement has been executed.

7.4 Entire Agreement.

This Agreement, all recitals and exhibits hereto, and the Strategic Marketing Agreement and all recitals and exhibits thereto are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of the Shares represented thereby, is intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto, and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

7.5 Governing Law and Venue.

This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof.

7.6 Binding Effect; Assignment.

This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Except as provided in Section 4 hereof, this Agreement may not be assigned by the Purchaser without the prior written consent of the Company.

7.7 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.8 Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7.9 Representation by Counsel.

Any rule of law, including but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

7.10 Survival.

The representations, warranties and agreements shall survive acceptance of this Agreement by the Company, payment of the Purchase Price for the Shares by the Purchaser and the issuance of the Shares to the Purchaser.

7.11 Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

7.12 Issue Tax.

The issuance of certificates for the Shares shall be made without charge to the Purchaser for any issue tax (other than any applicable income taxes) in respect thereof; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in the name other than that of the Purchaser.

7.13 Expenses.

The Company and the Purchaser shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

7.14 Delays or Omissions.

Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.15 Facsimile Execution and Delivery.

A facsimile or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

ROXIO, INC.
a Delaware corporation

By:	/s/ WM. CHRISTOPHER GOROG
Name:	Wm. Christopher Gorog
Title:	Chairman and CEO

“PURCHASER”

BEST BUY ENTERPRISE SERVICES, INC.
a Minnesota corporation

By:	/s/ SCOTT YOUNG
Name:	Scott Young
Title:	VP

[Signature Page to Common Stock Purchase Agreement]